SEPARATION AGREEMENT AND
GENERAL MUTUAL RELEASE OF CLAIMS
     This Separation Agreement and General Mutual Release of Claims dated as of November 9, 2006 (this “Agreement”) is made between Save the World Air, Inc. (the “Company”) and Eugene E. Eichler, an individual (“Eichler”). The Company and Eichler are sometimes referred to collectively herein as the “Parties”.
     WHEREAS, Eichler wishes to resign as an officer of the Company, including without limitation, as its Chief Executive Officer and Chief Financial Officer, as the sole result of a medical disability; and
     WHEREAS, the Company wishes to accept the resignation of Eichler as on officer of the Company, including without limitation, as its Chief Executive Officer and Chief Financial Officers, as the sole result of a medical disability; and
     WHEREAS, the Parties wish to provide for clarity, finality and certainty as to the basis for Eichler’s resignation, and the terms of cash and non-cash compensation to which Eichler is entitled following such resignation; and
     WHEREAS, Eichler wants to release any and all claims that he may have or which exist, or may exist, by him against the Company, known and unknown, including, but not necessarily limited to, all known and unknown claims arising out of Eichler’s service to the Company as an officer or employee of the Company or any subsidiary thereof; and
     WHEREAS, the Company wants to release any and all claims that it may have or which exist, or may exist, by him against Eichler, known and unknown, including, but not necessarily limited to, all known and unknown claims arising out of Eichler’s service to the Company as an officer or employee of the Company or any subsidiary thereof;
     THEREFORE, in consideration of the promises in this Agreement, the adequacy of which is acknowledged, the Parties agree as follows:
     1. Resignation
     1.1 Basis for Resignation. Eichler has represented to the Company that he suffers from a medical disability (a “Disability”) rendering him unable to continue to discharge his day-to-day responsibilities as an officer of the Company and its subsidiary, STWA Asia Pte. Limited (“Subsidiary”). The Company accepts such representation and acknowledges and agrees that Eichler has a Disability and such Disability is a “Disability” as defined in that certain Amended and Restated Employment Agreement dated as of October 5, 2005 between the Parties (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A, without any further requirement of medical proof thereof.
     1.2 Resignation as Officer. As the sole result of his Disability, Eichler hereby tenders his resignation pursuant to Section 6 of the Employment Agreement, as Chief Executive Officer, Chief Financial Officer and any and all other offices he holds with the

Company or its subsidiary. Eichler’s resignation as Chief Executive Officer is effective on November 20, 2006. Eichler’s resignation as Chief Financial Officer is effective upon the appointment by the Board of Directors of the Company (the “Board”) of his successor, but in no event later than January 31, 2007. Eichler’s resignation from any and all other offices held holds with the Company or the Subsidiary is effectives on November 20, 2006. Notwithstanding anything contained herein to the contrary, the Company does not regard the deferred resignation of Eichler as Chief Financial Officer, as provided in the foregoing sentence, as inconsistent with Eichler’s Disability and waives any right to claim that Eichler’s separation as provided in this Agreement is for any reason other than Disability. During the period that Eichler continues to serve as Chief Financial Officer, (i) he shall do so primarily from his home and shall not be required to be present at the Company’s principal offices and (ii) his duties and responsibilities shall be no greater than necessary for him to discharge the obligations described herein.
     1.3 Resignation as Director. Eichler hereby tenders his resignation as a director of Subsidiary effective November 20, 2006. Eichler is not tendering his resignation as a director of the Company and shall continue to serve as a director of the Company with all the rights, privileges, prerogatives and responsibilities attendant thereto, including without limitation, compensation therefore, until he has resigned, been removed by the stockholders or not been re-elected to the Board.
     2. Termination Benefits
     2.1 Cash Compensation. Notwithstanding anything provided in the Employment Agreement to the contrary, the Parties agree that Eichler shall be paid cash compensation at the rate of Three Hundred Thousand Dollars ($300,000) per annum, for the period commencing November 20, 2006 and continuing thereafter to and including December 31, 2007 (the “Remaining Term”), which period constitutes the remaining term of the Employment Agreement, all such amounts to be paid in accordance with the Company’s normal pay policies applicable to senior officers of the Company; provided, however, that the Company may not declare a moratorium on any payment hereunder to Eichler as part of cash management by the Company, or any other reason, without Eichler’s prior written consent. All such sums paid hereunder shall be subject to appropriate withholding as required by applicable laws and regulations.
     2.2 Non-Cash Compensation Previously Granted. Notwithstanding anything provided in the Employment Agreement to the contrary, the Parties further agree that the vesting of all stock options or warrants heretofore granted to Eichler for services rendered (“Options”), shall be accelerated and shall become fully vested on November 20, 2006. Moreover, such Options may be exercised by Eichler at any time and from time to time, until November 20, 2007, after which time any Options that remain unexercised shall be cancelled and rendered null and void, other than in the event of Eichler’s prior death, in which case such Options shall be exercisable in accordance with the agreements entered into in connection with each such Option.
     2.3 Additional Non-Cash Compensation. Notwithstanding anything provided in the Employment Agreement to the contrary, the Parties further agree that Eichler shall be granted for 2007, at the time that grants are made to officers and employees of the Company, the lesser of (i) the aggregate number of stock options Eichler was granted in 2006 or (ii) the highest number of the aggregate of incentive stock options and non-

qualified stock options granted to any of the then Chief Executive Officer, President or Chief Financial Officer of the Company on an annualized basis, on terms no less favorable to Eichler as granted to such other person; provided, however, that such options granted to Eichler shall be fully vested upon grant and shall be exercisable for one year from the date of grant.
     2.4 Other Compensation. Eichler shall be entitled to any additional amounts, in the form of cash or non-cash compensation, as the Compensation Committee of the Board, or the Board, may determine, in their sole and absolute discretion, or nothing as the Compensation Committee of the Board or the Board may determine. Eichler shall not be entitled to receive any compensation granted generally to directors, during his remaining term(s) on the Board.
     2.5 Other Benefits. Eichler shall be entitled to all other benefits not expressly provided for herein, pursuant to Section 6 of the Employment Agreement for the Remaining Term.
     3. Claims
     3.1 Waiver of Claims. Eichler acknowledges that the consideration provided for pursuant to Section 2 of this Agreement is provided to him in full and complete satisfaction and discharge of any and all claims that he may have against the Company, its parents, subsidiaries, directors, officers and agents, whether asserted or unasserted, known or unknown, occurring up to and including the date of execution of this Agreement. The Company acknowledges that Eichler’s agreements and releases set forth in this Agreement are provided to the Company in full and complete satisfaction and discharge of any and all claims that the Company, its parents, subsidiaries, directors, officers and agents may have against Eichler, whether asserted or unasserted, known or unknown, occurring up to and including the date of execution of this Agreement.
     3.2 Section 1542. With respect to the waivers set forth in Section 3.1 above, the Parties and each of them acknowledges and expressly waives any and all rights he or it may have under California Civil Code Section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
     3.3 No Other Relief. Each of the Parties understands and agrees that all other entities released herein shall neither make nor cause to be made any additional relief to the other Party, except as specifically referenced herein. Should any third party, including any state or federal agency, bring any action or claim against the Company on Eichler’s behalf, either collectively or individually, Eichler acknowledges and agrees that this Agreement provides him with full relief and that he will not request any other relief. Should any third party, including any state or federal agency, bring any action or claim against Eichler on the Company’s behalf, either collectively or individually, the Company acknowledges and agrees that this Agreement provides it with full relief and that it will not request any other relief.

     3.4 Indemnification by the Company. The Company agrees to indemnify and hold Eichler harmless from any “Damages” (as defined in Section 3.7 below) which Eichler suffers as a result of the agreements made in the Employment Agreement, this Agreement or anything else arising from, or in connection with, Eichler’s service as an employee of the Company.
     3.5 Indemnification by Eichler. Eichler agrees to indemnify and hold the Company harmless from any Damages which the Company suffers as a result of the agreements made in the Employment Agreement, this Agreement or anything else arising from, or in connection with, Eichler’s service as an employee of the Company.
     3.6 Statutory Indemnification. Notwithstanding anything to the contrary contained in Sections 3.4 or 3.5 of this Agreement, Eichler shall be entitled to indemnification in accordance with laws of the state of Nevada, and the Articles of Incorporation and Bylaws of the Company, to the fullest extent provided by law.
     3.7 Definitions. As used in this Section 3, the term “Damages” shall mean (i) the amount of any damages awarded against the Company in a judgment entered by any court of competent jurisdiction pursuant to which judgment a finding has been made, (ii) all amounts paid in settlement of any “Third Party Claim” (as defined below) and (iii) all legal fees and related costs incurred in connection with defending any Third Party Claim. As used in this Section 3, the term “Third Party Claim” shall mean any claim asserted by any person other than Eichler and the Company, and shall also include claims asserted in the name of the Company in the nature of a derivative claim.
     4. Miscellaneous
     4.1 Nondisclosure. The Parties hereto agree to keep the terms of this Agreement and the transactions provided for herein strictly confidential, except as the same may be required to be disclosed under the Rules and Regulations of the United State Securities and Exchange Commission. No press release or other public statements shall be issued or made by either Party without the prior written consent of the other Party. The Parties further agree not to disparage each to any third person(s), either orally or in writing. The Parties acknowledge that irreparable harm would occur to the non-breaching Party if the other Party violates the terms of this paragraph 4, and, accordingly, the non-breaching Party may immediately seek legal and equitable relief, including without limitation injunctive relief, against the Party who breaches any provision of this paragraph 4.
     4.2 Severability. If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force.
     4.3 Disputes; Applicable Law. Any dispute under this Agreement shall be resolved by meditation and, if such meditation is not successful, by arbitration pursuant to the rules of the Los Angeles Superior Court. This Agreement shall be interpreted in accordance with California law without regard to conflict of laws principles.
     4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Faxed copies shall be effective and enforceable.

     4.5 Authorization. Each of the Parties and each of the individuals signing this Agreement on behalf of the Parties represents and warrants that the individuals executing this Agreement on behalf of the Parties have the capacity and have been duly authorized to execute this Agreement on behalf of the party so indicated. Each of the Parties shall indemnify the other parties to this Agreement, and hold the other harmless, for, from and against any and all damages, costs, attorneys’ fees, and other expenses, if the respective signatory executing on behalf of such party is not so authorized.
     4.6 Conflicts. In the event of any conflict between the provisions of the Employment Agreement and this Agreement, the provisions of this Agreement shall govern.
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     4.7 Entire Agreement. This Agreement constitutes the entire agreement of the Parties and that in executing this Agreement neither Party has relied upon any representation or statement not set forth herein with regard to the subject matter, basis, or effect of this Agreement. Eichler represents that he has been given adequate time to consider this Agreement before executing it and that he executes this Agreement as his own free act and deed.
     WHEREFORE, the Parties, by their signatures below, acknowledge that there exist no other promises, representations, or agreements relating to this Agreement, except as specifically set forth herein and that they voluntarily enter into this Agreement with the intent to be legally bound thereby, as of the date first above written.

SAVE THE WORLD AIR, INC.
By:
Bruce H. McKinnon
	Title:	President

Eugene E. Eichler